EXHIBIT 4.4
                             REEBOK INTERNATIONAL LTD.
                            Non-Statutory Stock Option

         Stock Option granted by Reebok International Ltd., a Massachusetts corporation (the "Company"), to Carl J. Yankowski, an employee of the Company or its subsidiaries (the "Employee"), pursuant to the letter agreement between Employee and the Company dated September 8, 1998 (the "Employment Agreement").

         1. Grant of Option. This certificate evidences the grant by the Company on August 26, 1998 to the Employee of an option to purchase, in whole or in part, on the terms herein provided, a total of 250,000 Shares (the "Shares") of Common Stock of the Company at $17.125 per Share. The final exercise date of this option is August 26, 2008 (the "Final Exercise Date"). It is intended that the option evidenced by this certificate shall be a non-statutory option.

         This option is exercisable in the following installments on or prior to the Final Exercise Date:

                  100,000 Shares on and after September 8, 2000;

                   50,000 Shares on and after September 8, 2001;

                   50,000 Shares on and after September 8, 2002;

                   50,000 Shares on and after September 7, 2003.

         This option (a) may not be exercised to any extent after the Final Exercise Date, but (b) may be exercised whether or not there is outstanding (within the meaning of Section 422A(C)(7) of the Internal Revenue Code of 1986, as amended from time to time) any incentive stock option which was granted to the Employee prior to the date hereof to purchase stock of the Company or of a corporation which on the date hereof is a parent or a subsidiary of the Company or is a predecessor corporation of any such corporation.

         Although this option is not granted under the Company's 1994 Equity Incentive Plan (the "Plan"), it shall, other than with respect to the share limitations set forth therein, be governed by, and Employee shall be entitled to the protections afforded by, the terms of such Plan as if the same were fully set forth herein.

         2. Exercise of Option. Each election to exercise this option shall be in writing, signed by the Employee or by his executor or administrator or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution, or the person or persons appointed to legally represent the Employee if he is incapacitated (the "Legal Representative"), and received by the Company at its principal office, accompanied by this certificate, and payment in full for the number of Shares for which the option is exercised. Payment of the purchase price may be made by delivery of cash, certified check, bank draft, or money order payable to the order of the Company or by delivery of a properly executed notice with an undertaking by a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price and required tax withholding amounts. The Compensation Committee of the Board of Directors of the Company (the "Committee") or its designees may, in their sole discretion, permit other methods of payment.

         In the event that this option is exercised by a Legal Representative, the Company is under no obligation to deliver Shares hereunder unless and until the Company is satisfied as to the authority of the person or persons exercising this option.

         3. Withholding. No Shares will be transferred pursuant to the exercise of this option unless and until the person exercising this option remits to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements (including, without limitation, any amount required under FICA), or makes other arrangements satisfactory to the Company with regard to such taxes. The Committee or its designees may, in their discretion, permit the Company's withholding liability with respect to any option to be satisfied by delivery of Stock with a fair market value equal to such liability or by withholding from Stock delivered on exercise of the option, Shares whose fair market value is equal to the amount of such liability.

         4. Nontransferability of Option. This option is not transferable by the Employee other than by will or the laws of descent and distribution, and is exercisable during the Employee's lifetime only by the Employee. Notwithstanding the foregoing, if the Employee is incapacitated, the Legal Representative of the Employee may exercise this option provided that the Company is satisfied as to the authority of such Legal Representative.

         5. Death, Disability or Retirement. If the Employee's employment with the Company and its subsidiaries is terminated as a result of the Employee's total and permanent disability (as hereinafter defined), or by reason of death, this option shall become immediately exercisable in its entirety by the Employee or his Legal Representative at any time within the three-year period ending with the third anniversary of the date of such termination (except that in no event may this option be exercised after the Final Exercise Date). Total and permanent disability shall mean that the Employee is determined by the Company to be totally and permanently disabled as that term is defined by the U.S. Social Security Administration.

         In the event the Employee terminates his employment with the Company and its subsidiaries because of the Employee's retirement, all installments of this option to purchase Shares that are exercisable on the date of such termination will continue to be exercisable for a period of three years from the date of termination (except that in no event may this option be exercised after the Final Exercise Date) and, except as provided elsewhere herein, all installments of this option which are not then exercisable will terminate. For purposes herein, retirement shall mean the Employee's voluntary termination of his employment with the Company or its subsidiaries (i) at or after age 62 or
(ii) at or after age 55, but before age 62, and after completing ten years of continuous employment with the Company or its subsidiaries.

         6. Termination Pursuant to Sections 10B or 10G of Employment Agreement. If the Employee's employment with the Company and its subsidiaries terminates pursuant to the provisions of Section 10B or 10G of the Employment Agreement, this option shall, as of the date of such termination, become immediately exercisable in its entirety by the Employee or his Legal Representative at any time within ninety days of the date of such termination (except that in no event may this option be exercised after the Final Exercise Date).

         7. Other Termination of Employment. Except as provided in Section 6 above, if the Employee's employment with the Company and its subsidiaries terminates for any reason other than death, total and permanent disability or retirement, the permitted period for vesting and exercise of the vested and unvested installments of this option shall be governed by the policies of the Committee in effect as of the grant date of the option (the "Post Termination Period") (except that in no event may this option be exercised after the Final Exercise Date). After completion of the Post Termination Period, all installments of this option shall terminate to the extent not previously exercised, expired or terminated. For purposes herein, employment shall not be considered terminated (i) in the case of sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) in the case of a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming this option in a transaction to which section 425(a) of the Code applies.

         8. Mergers; Etc. In the event of any merger or consolidation involving the Company, any sale of substantially all of the Company's assets or any other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of the Company's then outstanding Shares of the Company's Common Stock (such merger, consolidation, sale or other transaction being hereinafter referred to as a "Transaction"), this option shall become immediately exercisable. Upon consummation of the Transaction, this option shall terminate and cease to be exercisable. There shall be excluded from the foregoing any Transaction as a result of which (a) the holders of the Common Stock prior to the Transaction retain or acquire securities constituting a majority of the outstanding voting common stock of the acquiring or surviving corporation or other entity and (b) no single person owns more than half of the outstanding voting common stock of the acquiring or surviving corporation or other entity. For purposes of this Section, voting common stock of the acquiring or surviving corporation or other entity that is issuable upon conversion of convertible securities or upon exercise of warrants or options shall be considered outstanding, and all securities that vote in the election of directors (other than solely as the result of a default in the making of any dividend or other payment) shall be deemed to constitute that number of shares of voting common stock which is equivalent to the number of such votes that may be cast by the holders of such securities.

         In lieu of the foregoing, if there is an acquiring or surviving corporation or entity, the Committee may, by vote of a majority of the members of the Committee who are Continuing Directors (as defined below), arrange to have such acquiring or surviving corporation or entity or an Affiliate (as defined below) thereof grant to Employee holding outstanding options replacement Awards (as defined in the Plan) which, in the case of ISOs, satisfy, in the determination of the Committee, the requirements of Section 425(e) of the Code.

         The term "Continuing Director" shall mean any director of the Company who (i) is not an Acquiring Person or an Affiliate of an Acquiring Person and
(ii) either was (A) a member of the Board of Directors of the Company on the date hereof or (B) nominated for his or her initial term of office by a majority of the Continuing Directors in office at the time of such nomination. The term "Acquiring Person" shall mean, with respect to any Transaction, each Person who is a party to or a participant in such Transaction or who, as a result of such Transaction, would (together with other Persons acting in concert) own a majority of the Company's outstanding Common Stock; provided, however, that none of the Company, any wholly-owned subsidiary of the Company, any employee benefit plan of the Company or any trustee in respect thereof acting in such capacity shall, for purposes of this Section, be deemed an "Acquiring Person". The term "Affiliate", with respect to any Person, shall mean any other Person who is, or would be deemed to be, an "affiliate" or an "associate" of such Person within the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. The term "Person" shall mean a corporation, association, partnership, joint venture, trust, organization, business, individual or government or any governmental agency or political subdivision thereof.

         9.  Adjustments.

         (a) In the event of a stock dividend, stock split or combination of Shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, after the date of grant of this option, the Committee will make any appropriate adjustments to the maximum number of Shares that may be delivered under this option.

         (b) In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of Shares of Common Stock then outstanding under this option, the exercise price relating to this option and any other provision of this option affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate.

         10. Rights as a Stockholder. The receipt of this option will not give the Employee rights as a stockholder; the Employee will obtain such rights upon actual receipt of Shares.

         11. Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares pursuant to this option or to remove any restrictions or legends from Shares previously delivered under this option until, (a) in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, (b) if the outstanding Shares are at the time listed on any stock exchange, until the Shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such Shares have been approved by the Company's counsel. If the sale of Shares has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of this Option, such representations and agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Shares bear an appropriate legend restricting transfer.

         12. Authorized Shares. The Company agrees to take all necessary and appropriate steps to ensure that there are at all times sufficient shares of capital stock available for issuance upon exercise of this option.

         IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

                            REEBOK INTERNATIONAL LTD.


                              By: /s/ BARRY NAGLER
                                  Barry Nagler
                                  Senior Vice President and General Counsel

Dated: August 26, 1998